Exhibit 15.4

Deloitte Touche Tohmatsu Av. Presidente Wilson, 231 - 8° e 22° andares 20030-021 - Rio de Janeiro - RJ Brasil

Telefone : (21) 3981-0500 Fac-simile: (21) 3981-0600 www.deloitte.com.br	Deloitte Touche Tohmatsu

Securities and Exchange Commission

450 Fifth Street NW

Washington DC 20549

Commissioners:

We are aware that our report dated July 25, 2002 on our review of interim financial information of Navegaçāo Vale do Rio Doce S.A. – DOCENAVE as of and for the six months ended June 30, 2002 is included in the Registration Statement on Form F-4 of Vale Overseas Limited and Companhia Vale do Rio Doce and all amendments thereto.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Rio de Janeiro - RJ
October 9th, 2003